Exhibit 23.5

CONSENT OF QUALIFIED PERSON

April 13, 2026

In connection with the Registration Statement on Form S-8 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-8”) to be filed by Alaska Silver Corp. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on or about the date hereof, the undersigned consents to:

•	the incorporation by reference by the Company into the Form S-8 and use of the technical report summary titled "S-K 1300 Technical Report Summary, Illinois Creek Project, Western Alaska, USA" with an effective date of January 22, 2026 (the "Technical Report Summary"), that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC (“S-K 1300”) and filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

•	the use of and references to our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Form S-8 and the Technical Report Summary; and

•	any extracts from or a summary of the Technical Report Summary included in or incorporated by reference in the Form S-8 and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that I supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-8.

The undersigned is responsible for authoring, and this consent pertains to, section 10 and related disclosure in sections 1, 22, 23, and 24 of the Technical Report Summary. The undersigned certifies that it has read the Form S-8 and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

/s/ Deepak Malhotra
Deepak Malhotra, PhD, SME-RM
Director of Metallurgy
DM Consulting, LLC